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Crompton Corporation:
Investors: Media:	William Kuser Debra Durbin	(203) 573-2213 (203) 573-3005

CROMPTON COMPLETES DIVESTITURE OF REFINED PRODUCTS BUSINESS

Middlebury, CT, June 24, 2005 -Crompton Corporation (NYSE: CK) today announced that the company has completed the divestiture of its Refined Products business to Sun Capital Partners Group Inc.

"We are very happy to announce the completion of this transaction, which we believe will benefit all parties," said Crompton Chairman and CEO Robert L. Wood. "Refined Products is a very good business, but does not fit in with our strategy to concentrate on our core specialty chemicals and polymer products businesses. We are confident it will prosper with Sun Capital Partners Group Inc."

Refined Products had 2004 revenues of approximately $265 million. Included in the sale are facilities in Petrolia, Pennsylvania; and Amsterdam, Koog aan de Zaan and Haarlem, the Netherlands. The business employs approximately 470 people.

Refined Products is the world's largest dedicated supplier of white oils, petrolatums, microcrystalline waxes and other refined hydrocarbons. The products are used for personal care items, such as creams and lotions, cosmetics and pharmaceutical ointments, as well as for food processing, agricultural dust suppression, polymer processing, telecommunications wire and cable, and air-conditioning and refrigeration lubricants.

Crompton Corporation, with 2004 sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

Sun Capital Partners Inc., a leading private investment firm, focuses on leveraged buyouts and investments in middle market companies that can benefit from its in-house operating and management experience. Sun Capital affiliates have invested in more than 80 companies since Sun Capital's inception in 1995, with combined sales in excess of $18 billion. Sun Capital has offices in Boca Raton, Florida; Los Angeles; New York; and London. More information about Sun Capital Partners is available on their Web site at: http://www.SunCapPart.com.

Forward-Looking Statement
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce the Company's debt levels, the risk that Great Lakes and the Company's businesses will not be integrated successfully, the risk that the cost savings, cash flow synergies and other synergies from the merger transaction may not be fully realized or take longer to realize than anticipated, potential disruption from the merger transaction making it more difficult to maintain relationships with employees, customers or suppliers, competition and its effect on pricing, third party relationships and revenues, the failure of the stockholders of either the Company or Great Lakes to approve the merger transaction, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company's possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date of this release and such information will not necessarily be updated by the Company.